Exhibit 23.5

INDEPENDENT AUDITORS’ CONSENT

The Partners
Southern Union Gas Energy, Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Southern Union Company of our report dated March 31, 2006, with respect to the balance sheets of Southern Union Gas Energy, Ltd. as of December 31, 2005 and 2004, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Southern Union Company dated May17, 2006, and to the reference to our firm under the heading “Experts” in the registration statement.

KPMG LLP

Fort Worth, Texas
October 12, 2006